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                                     NEWS RELEASE



                      PEGASUS GOLD ANNOUNCES WORKFORCE REDUCTION

SPOKANE, WASH. -AUGUST 22, 1997 - Pegasus Gold Inc. (PGU: AMEX; TSE; ME) announced today that it is reducing its total workforce by approximately 90 employees, or almost 9 percent Company-wide in response to the continued weakness in the gold price and the need to lower the Company's overall costs. The workforce reduction consists of a nearly 35 percent reduction at the corporate headquarters and a 7 percent reduction at the mine sites.

These actions as well as other overhead reductions such as reducing outside services, selling the Company plane, reducing travel and closure of regional offices, will save the Company over $4 million in the first full year after implementation. The Company will take a charge of about $1.7 million in the current quarter in order to cover the cost of severance benefits.

"This reduction is part of our continuing and successful effort of overall cost-management during the past year," said Werner G. Nennecker, President and Chief Executive Officer. As a result of recent cost savings programs, general and administrative expenses decreased 25 percent in the first half of 1997.

"We have built a strong team at Pegasus. As necessary as these actions are, the decision to lay-off employees is very difficult and saddens me. These steps must be taken to protect our Company's future. By acting now, rather than waiting any longer for the gold price to recover, we will be better positioned to achieve our long-term goals. I am confident that those people who remain form an excellent team which, coupled with our strong gold price hedging program and focus on cost reductions, positions the Company for future growth and profitability. We will provide for individuals directly affected with severance and outplacement programs," added Mr. Nennecker.

Statements in this report which are not historical data are forward looking and involve a number of risks and uncertainties, including but not limited to the price of gold and other commodities and currencies, production, construction and permitting or regulatory delays, reserve estimation of tonnage, grade and metallurgical recoveries, exploration success and reserve growth, litigation, capital costs, and other risks that are detailed in the Company's SEC filings.

Pegasus Gold Inc. is an international gold mining company, headquartered in Spokane, Washington. Pegasus currently produces more than 500,000 ounces of gold annually from its properties in the United States and Australia. The Company carries out exploration internationally through offices located in Mendoza, Argentina; Kalgoorlie, Australia; Itaituba, Brazil; Santiago, Chile; and Panama City, Panama. The common shares of Pegasus are traded under the symbol PGU on the American, Toronto and Montreal stock exchanges. Options on the Company's common shares are traded on the Chicago Board Options Exchange and the Montreal Exchange.


FOR FURTHER INFORMATION, CONTACT:

John W. Pearson
Director of Investor Relations

509-624-4653


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